CURTIS MATHES HOLDING CORPORATION
                             (the "Company")

                  RESOLUTION OF THE BOARD OF DIRECTORS

        FIXING THE NUMBER AND DESIGNATING THE RIGHTS, PRIVILEGES,
      RESTRICTIONS AND CONDITIONS ATTACHING TO THE SERIES H CLASS A
                            PREFERENCE SHARES


WHEREAS:

A. The Company's share capital includes 1,000,000 Preference Shares par value, $1.00 per share which Preference Shares may be issued in one or more series with the Directors of the Company (the "Board") being entitled by resolution to fix the number of shares in each series and to designate the rights, privileges, restrictions and conditions attaching to the share of each series; and

B. It is in the best interests of the Company for the Board to create another series of Class A Preference Shares;

NOW, THEREFORE, BE IT RESOLVED, THAT:

     Series H of the Class A Preference Shares (the "Series H Class A Shares") of the Company shall consist of 70 shares and no more and shall be designated as the Series H Class A Preference Shares and in addition to the preferences, rights, privileges, restrictions and conditions attaching to all the Class A Preference Shares as a c l a ss, the rights, privileges, restrictions and conditions attaching to the Series H Class A Shares shall be as follows:

Part 1 - Pre-emptive Rights.

1.1 The Series H Class A Shares shall not give their holders any pre-emptive rights to acquire any other securities issued by the Company at any time in the future.

Part 2 - Liquidation Rights.

2.1 If the Company shall be voluntarily or involuntarily liquidated, dissolved or wound up, at any times when any Series H Class A Shares shall be outstanding, the holders of the then outstanding Series H Class A Shares shall have a preference in distribution of the Company's property available for distribution to the holders of the Common Shares equal to $25,000 consideration per share of Series H Class A Shares, together with an amount equal to all unpaid dividends accrued thereon, if any, to the date of payment of such distribution, whether or not declared by the Board; provided, however, that the amalgamation of the Company with any corporation or corporations, the sale or transfer by the Company of all or substantially all of its property, or any reduction of the authorized or issued capital of the Company of any class, whether now or hereafter authorized, shall be deemed to be a liquidation of the Company within the meaning of any of the provisions of this Part 2.

2.2 Subject to the provisions of Part 6 hereof, all amounts to be paid as preferential distributions to the holders of Series H Class A Shares as provided in this Part 2 shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any of the Company's property to the holders of Common Shares, whether now or hereafter authorized, in connection with such liquidation, dissolution or winding up.

2.3 The liquidation rights of the holders of Series H Class A Shares are pari passu with the liquidation rights of the holders of all other outstanding series and classes of preferred shares heretofore or hereafter issued by the Company.

Part 3 - Dividends.

3.1 Holders of record of Series H Class A Shares, out of funds legally available therefor and to the extent permitted by law, shall be entitled to receive dividends on their Series H Class A Shares in the amount of five percent (5%) per annum, payable semi-annually in arrears, payable at the sole option of the Company in cash or in Common Shares of the Company. Dividends shall cease upon conversion of the Series H Class A Shares.

Part 4 - Redemption.

4.1 At any time after twelve (12) months from the issuance of any Series H Class A Shares, the Company may, at its sole option, but shall not be obligated to, redeem, in whole or in part, the then outstanding Series H Class A Shares at a price per share of $25,000 plus accrued dividends thereon.

4.2 Five (5) days prior to any date stipulated by the Company for the redemption of Series H Class A Shares (the "Redemption Date"), written notice (the "Redemption Notice") shall be mailed to each holder of record on such notice date of the Series H Class A Shares. The Redemption Notice shall state (I) the Redemption Date of such Shares
(ii) the number of Series H Class A Shares to be redeemed from the holder to whom the Redemption Notice is addressed (iii) instructions for surrender to the Company, in the manner and at the place designated of a share certificate or share certificates representing the number of Series H Class Shares to be redeemed from such holder and (iv) instructions as to how to specify to the Company the number of Series H Class A Shares to be redeemed as provided in this Part 4 and the number of shares to be converted into Common Shares as provided in Part 5 hereof.

4.3 Upon receipt of the Redemption Notice, any Eligible Holder (as defined in Section 5.2 hereof) shall have the right to convert into Common Shares that number of Series H Class A Shares not called for redemption in the Redemption Notice.

4.4 On or before the Redemption Date in respect of any Series H Class A Shares, each holder of such shares shall surrender the required certificate or certificates representing such shares to the Company, in the manner and at the place designated in the Redemption Notice, and upon the Redemption Date, the Redemption Price for such shares shall be made payable, in the manner provided in Section 5.5 hereof, to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered share certificate shall be canceled and retired. If a share certificate is surrendered and all the shares evidenced thereby are not being redeemed (as described below), the Company shall cause the Series H Class A Shares which are not being redeemed to be registered in the names of the persons whose names appear as the owners on the respective surrendered share certificates and deliver such certificate to such person.

4.5 On the Redemption Date in respect of any Series H Class A Shares or prior thereto, the Company shall deposit with any bank or trust company having a capital and surplus of at least $50,000,000, as a trust fund, a sum equal to the aggregate Redemption Price of all such shares called for redemption (less the aggregate Redemption Price for those Series H Class A Shares in respect of which the Company has received notice from the Eligible Holder thereof of its election to convert Series H Class A Shares into Common Shares), with irrevocable instructions and authority to the bank or trust company to pay, on or after the Redemption Date, the Redemption Price to the respective holders upon the surrender of their share certificates. The deposit shall constitute full payment for the shares to their holders, and from and after the date of the deposit the redeemed shares shall be deemed to be no longer outstanding, and holders thereof shall cease to be shareholders with respect to such shares and shall have no rights with respect thereto except the rights to receive from the bank or trust company payments of the Redemption Price of the shares, without interest, upon surrender of their certificates thereof. Any funds so deposited and unclaimed at the end of one year following the Redemption Date shall be released or repaid to the Company, after which the former holders of shares called for redemption shall be entitled to receive payment of the Redemption Price in respect of their shares only from the Company.

Part 5 - Conversion.

5.1 For the purposes of conversion, the Series H Class A Shares shall be valued at $25,000 per share ("Value"), and, if converted, the Series H Class A Shares shall be converted into such number of Common Shares (the "Conversion Shares") as is obtained by dividing the aggregate Value of the shares of Series H Class A Shares being so converted by the Conversion Price per share of the Conversion Shares, subject to adjustment pursuant to the provisions of this Part 5. For purposes of this Part 5, the "Conversion Price" means the price, expressed in dollars per share of Common Shares, equal to eighty percent (80%) of the five day average closing bid price, as reported by NASD, immediately prior to the conversion date, as adjusted if and as appropriate pursuant to the provisions of this Part 5, subject to a Maximum Conversion Limit of $4.00 per Common Share and a Minimum Conversion Limit of $1.50 per Common Share.

5.2 Any holder of Series H Class A Shares (an "Eligible Holder") may at any time commencing 50 days after the issuance of any Series H Class A Shares convert any amount of its holdings of Series H Class A Shares, in increments of $50,000, in accordance with this Part 5.

5.3 If the average closing bid price of the Company's Common Shares, as reported by NASD, equals or exceeds $6.00 per share for twenty (20) days out of any thirty (30) day period, the Company may, at its sole option, require the Eligible Holders of Series H Class A Shares to convert their shares at the Conversion Price.

5.4 The conversion right provided by Section 5.2 hereof may be exercised only by an Eligible Holder of Series H Class A Shares, in whole or in part, by the surrender of the share certificate or share certificates representing the Series H Class A Shares to be converted at the principal office of the Company (or at such other place as the Company may designate in a written notice sent to the holder by first-class mail, postage prepaid, at its address shown on the books of the Company) against delivery of that number of whole Common Shares as shall be computed by dividing (1) the aggregate Value of the Series H Class A Shares so surrendered plus any accrued but unpaid dividends thereon, if any, by (2) the Conversion Price in effect at the date of the conversion. At the time of conversion of a Series H Class A Shares, the Company shall pay in cash to the holder thereof an amount equal to all unpaid dividends, if any, accrued thereon to the date of conversion, or, at the Company's option, issue that number of whole Common Shares which is equal to the product of dividing the amount of such unpaid dividends by the Conversion Price whether or not declared by the Board. Each Series H Class A Share certificate surrendered for conversion shall be endorsed by its holder. In the event of any exercise of the conversion right of the Series H Class A Shares granted herein (I) share certificates representing the Common Shares purchased by virtue of such exercise shall be delivered to such holder within 5 days of notice of conversion, and (ii) unless the Series H Class A Shares has been fully converted, a new share certificate representing the Series H Class A Shares not so converted, if any, shall also be delivered to such holder within 5 days of notice of conversion. Any Eligible Holder may exercise its right to convert the Series H Class A Shares by telecopying an executed and completed Notice of Conversion to the Company, and within 72 hours thereafter, delivering the original Notice of Conversion and the certificate representing the Series H Class A Shares to the Company by express courier. Each date on which a Notice of Conversion is telecopied to and received by the Company in accordance with the provisions hereof shall be deemed a conversion date. The Company will transmit the Common Shares certificates issuable upon conversion of any Series H Class A Shares (together with the certificates representing the Series H Class A Shares not so converted) to the Eligible Holder via express courier within five business days after the conversion date if the Company has received the original Notice of Conversion and Series H Class A Shares certificate being so converted by such date.

5.5  All  Common  Shares which may be issued upon conversion of Series H
Class A Shares will, upon issuance, be duly issued, fully paid and nonaccessible and free from all taxes, liens, and charges with respect to the issue thereof. At all times that any Series H Class A Shares are outstanding, the Company shall have authorized, and shall have reserved for the purpose of issuance upon such conversion, a sufficient number of Common Shares to provide for the conversion into Common Shares of all Series H Class A Shares then outstanding and accrued but unpaid dividends thereon at the then effective Conversion Price. Without limiting the generality of the foregoing, if, at any time, the Conversion Price is decreased, the number of Common Shares authorized and reserved for issuance upon the conversion of the Series H Class A Shares shall be proportionately increased.

5.6 The number of Common Shares issued upon conversion of Series H Class A Shares and the Conversion Price shall be subject to adjustment from time to time; if at any time the Company shall:

               (1)         take  a  record  of the holders of its Common
                    Stock for the purpose of entitling them to receive a dividend payable in, or other distribution of, Additional Shares of Common Stock;

               (2)         subdivide  its  outstanding  shares of Common
                    Stock  into  a  larger  number  of  shares of Common
                    Stock; or

               (3)        combine its outstanding shares of Common Stock
                    into a smaller number of shares of Common Stock;

then in each such case the Conversion Price in effect immediately prior thereto shall be adjusted so that the Holder of any Series H Class A Shares thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock that such Holder would have owned or have been entitled to receive after the happening of any of the events described above had such Series H Class A Shares been converted immediately prior to the happening of such event.

5.7 Whenever the Conversion Price shall be adjusted pursuant to Part 5.6, the Company shall forthwith prepare a certificate to be executed by the chief financial officer of the Company setting forth, in reasonable detail, the event requiring the adjustment and the method by which such adjustment was calculated, specifying the Conversion Price and (if applicable) describing the number and kind of any other shares of stock or Other Property into which Series H Class A Shares may be converted, and any change in the purchase price or prices thereof, after giving effect to such adjustment or change. The Company shall promptly cause a signed copy of such certificate to be delivered to each Holder. The Company shall keep at its chief executive office copies of all such certificates and cause the same to be available for inspection at said office during normal business hours by any Holder or any prospective purchaser of Series H Class A Shares designated by a Holder thereof.

5.8 No fractional Common Shares shall be issued in connection with any conversion of Series H Class A Shares, but in lieu of such fractional shares, the Company shall make a cash payment therefor equal in amount to the product of the applicable fraction multiplied by the Conversion Price then in effect.

5.9 No Series H Class A Shares which have been converted into Common Shares shall be reissued by the Company; provided, however, that each such share, after being retired and canceled, shall be restored to the status of an authorized but unissued Class A Preference Share without designation as to series and may thereafter be issued as a Class A Preference Share not designated as Series H Class A Share.

5.10 Prior to the issuance of Common Stock upon conversion, the Holders shall not be entitled to any rights of a shareholder with respect to the Common Stock, including (without limitation) the right to vote such Common Stock, receive dividends or other distributions thereon, exercise preemptive rights or be notified of shareholder meetings, and such Holders shall not be entitled to any notice or other communication c o n c erning the business or affairs of the Company except as contractually agreed to by the Company.

Part 6 - Parity with Other Shares of Class A Preference Shares.

6.1 If any cumulative dividends or accounts payable or return of capital in respect of Series H Class A Shares are not paid in full, the owners of all series of Class A Preference Shares shall participate rateably in respect of accumulated dividends and return of capital.

Part 7 - Amendment.

7.1 In addition to any requirement for a series vote pursuant to the General Corporation Laws in respect of any amendment to the rights, privileges, restrictions and conditions attaching to the Series H Class A Shares, the rights, privileges, restrictions and conditions attaching to the Series H Class A Shares may be amended only if the Company has obtained the affirmative vote at a duly called and held meeting of a majority of the Series H Class A Shares or written consent by the holders of a majority of the Series H Class A Shares then outstanding.